UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Emerald Holding, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

29103W104

(CUSIP Number)

Onex Corporation

Attn: Colin Sam

161 Bay Street P.O. Box 700

Toronto, ON, Canada M5J 2S1

+1 (416) 362-7711

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 21, 2023

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29103W104	13D	Page 1 of 32 Pages

1	Names of Reporting Persons Onex Corporation
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 228,101,417
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 228,101,417

11	Aggregate Amount Beneficially Owned by Each Reporting Person 228,101,417
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 93.5%
14	Type of Reporting Person CO

CUSIP No. 29103W104	13D	Page 2 of 32 Pages

1	Names of Reporting Persons Gerald W. Schwartz
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 228,572,000
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 228,572,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 228,572,000
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 93.7%
14	Type of Reporting Person IN

CUSIP No. 29103W104	13D	Page 3 of 32 Pages

1	Names of Reporting Persons Onex Partners GP Inc.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 35,039,404
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 35,039,404

11	Aggregate Amount Beneficially Owned by Each Reporting Person 35,039,404
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 14.4%
14	Type of Reporting Person CO

CUSIP No. 29103W104	13D	Page 4 of 32 Pages

1	Names of Reporting Persons Onex Partners III GP LP
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 35,039,404
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 35,039,404

11	Aggregate Amount Beneficially Owned by Each Reporting Person 35,039,404
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 14.4%
14	Type of Reporting Person PN

CUSIP No. 29103W104	13D	Page 5 of 32 Pages

1	Names of Reporting Persons Onex Partners III LP
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 33,135,329
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 33,135,329

11	Aggregate Amount Beneficially Owned by Each Reporting Person 33,135,329
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 13.6%
14	Type of Reporting Person PN

CUSIP No. 29103W104	13D	Page 6 of 32 Pages

1	Names of Reporting Persons Onex Partners III PV LP
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 420,116
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 420,116

11	Aggregate Amount Beneficially Owned by Each Reporting Person 420,116
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person PN

CUSIP No. 29103W104	13D	Page 7 of 32 Pages

1	Names of Reporting Persons Onex Partners III Select LP
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 106,562
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 106,562

11	Aggregate Amount Beneficially Owned by Each Reporting Person 106,562
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) Less than 0.1%
14	Type of Reporting Person PN

CUSIP No. 29103W104	13D	Page 8 of 32 Pages

1	Names of Reporting Persons Onex American Holdings II LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 423,159
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 423,159

11	Aggregate Amount Beneficially Owned by Each Reporting Person 423,159
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29103W104	13D	Page 9 of 32 Pages

1	Names of Reporting Persons Onex American Holdings GP LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 423,159
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 423,159

11	Aggregate Amount Beneficially Owned by Each Reporting Person 423,159
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29103W104	13D	Page 10 of 32 Pages

1	Names of Reporting Persons Onex US Principals LP
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 423,159
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 423,159

11	Aggregate Amount Beneficially Owned by Each Reporting Person 423,159
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person PN

CUSIP No. 29103W104	13D	Page 11 of 32 Pages

1	Names of Reporting Persons Onex Private Equity Holdings LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 11,125,186
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,125,186

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,125,186
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 4.6%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29103W104	13D	Page 12 of 32 Pages

1	Names of Reporting Persons Onex Partners Holdings LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 11,125,186
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,125,186

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,125,186
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 4.6%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29103W104	13D	Page 13 of 32 Pages

1	Names of Reporting Persons Onex OP V Holdings SARL
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 11,125,186
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 11,125,186

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,125,186
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 4.6%
14	Type of Reporting Person CO

CUSIP No. 29103W104	13D	Page 14 of 32 Pages

1	Names of Reporting Persons Onex Expo SARL
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.0%
14	Type of Reporting Person CO

CUSIP No. 29103W104	13D	Page 15 of 32 Pages

1	Names of Reporting Persons 1597257 Ontario Inc.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 470,583
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 470,583

11	Aggregate Amount Beneficially Owned by Each Reporting Person 470,583
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person CO

CUSIP No. 29103W104	13D	Page 16 of 32 Pages

1	Names of Reporting Persons New PCo II Investments Ltd.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 470,583
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 470,583

11	Aggregate Amount Beneficially Owned by Each Reporting Person 470,583
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person OO (Limited Company)

CUSIP No. 29103W104	13D	Page 17 of 32 Pages

1	Names of Reporting Persons Onex Advisor Subco LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29103W104	13D	Page 18 of 32 Pages

1	Names of Reporting Persons Onex Advisor Subco III LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 470,583
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 470,583

11	Aggregate Amount Beneficially Owned by Each Reporting Person 470,583
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.2%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29103W104	13D	Page 19 of 32 Pages

1	Names of Reporting Persons Onex Partners Canadian GP Inc.
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Ontario, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 181,043,085
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 181,043,085

11	Aggregate Amount Beneficially Owned by Each Reporting Person 181,043,085
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 74.2%
14	Type of Reporting Person CO

CUSIP No. 29103W104	13D	Page 20 of 32 Pages

1	Names of Reporting Persons Onex Partners V GP Limited
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 181,043,085
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 181,043,085

11	Aggregate Amount Beneficially Owned by Each Reporting Person 181,043,085
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 74.2%
14	Type of Reporting Person CO

CUSIP No. 29103W104	13D	Page 21 of 32 Pages

1	Names of Reporting Persons OPV Gem Aggregator LP
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 181,043,085
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 181,043,085

11	Aggregate Amount Beneficially Owned by Each Reporting Person 181,043,085
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 74.2%
14	Type of Reporting Person PN

CUSIP No. 29103W104	13D	Page 22 of 32 Pages

1	Names of Reporting Persons Onex American Holdings Subco LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29103W104	13D	Page 23 of 32 Pages

1	Names of Reporting Persons OAH Wind LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29103W104	13D	Page 24 of 32 Pages

1	Names of Reporting Persons Expo EI LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29103W104	13D	Page 25 of 32 Pages

1	Names of Reporting Persons Expo EI II LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29103W104	13D	Page 26 of 32 Pages

1	Names of Reporting Persons Expo EI III LLC
2	Check the Appropriate Box if a Member of a Group	(a) [ ] (b) [ ]
3	SEC Use Only
4	Source of Funds (See Instructions) OO
5	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) [ ]
6	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	Sole Voting Power 0
	8	Shared Voting Power 0
	9	Sole Dispositive Power 0
	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares [ ]
13	Percent of Class Represented by Amount in Row (11) 0.0%
14	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 29103W104	13D	Page 27 of 32 Pages

Explanatory Note

This Amendment No. 2 to Schedule 13D (this “Amendment No. 2”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission (the “SEC”) on June 29, 2020 (the “Schedule 13D”), relating to the shares of common stock, par value $0.01 per share (the “Common Stock”), of Emerald Holding, Inc., a Delaware corporation (the “Issuer”), beneficially owned by the Reporting Persons. Capitalized terms used herein without definition shall have the meaning set forth in the Schedule 13D.

Item 2.	Identity and Background.

Item 2 of the Schedule 13D is hereby amended and supplemented as follows:

The list of Reporting Persons is amended with (i) the addition of Onex Partners Holdings LLC, which is organized under the laws of Delaware, and Onex OP V Holdings SARL, which is organized under the laws of Luxembourg; and (ii) the removal of Onex Expo SARL, Onex American Holdings Subco LLC, OAH Wind LLC, Expo EI LLC, Expo EI II LLC, Expo EI III LLC, Onex Partners Manager GP ULC, Onex Partners Manager LP and Onex Advisor Subco LLC.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

As a result of internal restructurings on December 21, 2023, Onex Expo SARL was dissolved. The Common Stock previously held of record by Onex Expo SARL is now held of record by Onex OP V Holdings SARL.

CUSIP No. 29103W104	13D	Page 28 of 32 Pages

Item 5.	Interest in Securities of the Issuer.

Item 5(a) – (b) of the Schedule 13D is hereby amended and restated in its entirety by inserting the following information:

The following sets forth, as of the date of this Schedule 13D, the aggregate number of shares of Common Stock and percentage of Common Stock beneficially owned by each of the Reporting Persons, as well as the number of shares of Common Stock as to which each Reporting Person has the sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition of, or shared power to dispose or to direct the disposition of, as of the date hereof, based on 243,935,508 shares of Common Stock outstanding, which includes 62,892,423 shares of Common Stock outstanding as of November 2, 2023 and 181,043,085 shares of Common Stock issuable upon conversion of 69,718,919 shares of Series A Preferred Stock held of record by Gem Aggregator.

Reporting Person	Amount beneficially owned	Percent of class	Sole power to vote or to direct the vote	Shared power to vote or to direct the vote	Sole power to dispose or to direct the disposition	Shared power to dispose or to direct the disposition
Onex Corporation	227,630,834	93.3%	0	227,630,834	0	227,630,834
Gerald W. Schwartz	228,101,417	93.5%	0	228,101,417	0	228,101,417
Onex Partners GP Inc.	35,039,404	14.4%	0	35,039,404	0	35,039,404
Onex Partners III GP LP	35,039,404	14.4%	0	35,039,404	0	35,039,404
Onex Partners III LP	33,135,329	13.6%	0	33,135,329	0	33,135,329
Onex Partners III PV LP	420,116	0.2%	0	420,116	0	420,116
Onex Partners III Select LP	106,562	0.0%	0	106,562	0	106,562
Onex American Holdings II LLC	423,159	0.2%	0	423,159	0	423,159
Onex American Holdings GP LLC	423,159	0.2%	0	423,159	0	423,159
Onex US Principals LP	423,159	0.2%	0	423,159	0	423,159
Onex Private Equity Holdings LLC	11,125,186	4.6%	0	11,125,186	0	11,125,186
Onex Partners Holdings LLC	11,125,186	4.6%	0	11,125,186	0	11,125,186
Onex OP V Holdings SARL	11,125,186	4.6%	0	11,125,186	0	11,125,186
Onex Expo SARL	0	0.0%	0	0	0	0
1597257 Ontario Inc.	470,583	0.2%	0	470,583	0	470,583
New PCo II Investments Ltd.	470,583	0.2%	0	470,583	0	470,583
Onex Advisor Subco LLC	0	0.0%	0	0	0	0
Onex Advisor Subco III LLC	470,583	0.2%	0	470,583	0	470,583
Onex Partners Canadian GP Inc.	181,043,085	74.2%	0	181,043,085	0	181,043,085
Onex Partners V GP Limited	181,043,085	74.2%	0	181,043,085	0	181,043,085
OPV Gem Aggregator LP	181,043,085	74.2%	0	181,043,085	0	181,043,085
Onex American Holdings Subco LLC	0	0.0%	0	0	0	0
OAH Wind LLC	0	0.0%	0	0	0	0
Expo EI LLC	0	0.0%	0	0	0	0
Expo EI II LLC	0	0.0%	0	0	0	0
Expo EI III LLC	0	0.0%	0	0	0	0

CUSIP No. 29103W104	13D	Page 29 of 32 Pages

The securities reported in the table above includes: (i) 33,135,329 shares of Common Stock held of record by Onex Partners III LP, (ii) 1,377,397 shares of Common Stock held of record by Onex Partners III GP LP, (iii) 423,159 shares of Common Stock held of record by Onex US Principals LP, (iv) 420,116 shares of Common Stock held of record by Onex Partners III PV LP, (v) 11,125,186 shares of Common Stock held of record by Onex OP V Holdings SARL, (vi) 106,562 shares of Common Stock held of record by Onex Partners III Select LP and (vii) 470,583 shares of Common Stock held of record by Onex Advisor Subco III LLC. The securities reported in the table above also includes 181,043,085 shares of Common Stock issuable upon conversion of 69,718,919 shares of Series A Preferred Stock held of record by Gem Aggregator.

Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the Common Stock held by (a) Onex Partners III LP, Onex Partners III Select LP, and Onex Partners III PV LP through Onex Corporation’s indirect ownership or control of Onex Partners GP Inc., the general partner of Onex Partners III GP LP, the general partner of each of Onex Partners III LP, Onex Partners III Select LP, and Onex Partners III PV LP, (b) Onex Partners III GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., the general partner of Onex Partners III GP LP, (c) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP, (d) Onex OP V Holdings SARL, through Onex Corporation’s ownership of all of the equity of Onex Private Equity Holdings LLC, which owns all of the equity of Onex Partners Holdings LLC, which owns all of the equity of Onex OP V Holdings SARL, and (e) Gem Aggregator, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners V GP Limited, which is the general partner of Gem Aggregator.

In addition, Mr. Gerald W. Schwartz may be deemed to beneficially own the shares of Common Stock held of record by Onex Advisor Subco III LLC, through Mr. Schwartz’s indirect control of 1597257 Ontario Inc., which owns all of the voting equity of New PCo II Investments Ltd., which owns all of the equity interest of Onex Advisor Subco III LLC.

Mr. Gerald W. Schwartz, the Chairman and Founder of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the Common Stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims any such beneficial ownership.

Item 5(c) – (d) of the Schedule 13D is hereby amended and supplemented by inserting the following information:

(c)	Except as described in Item 4, during the past sixty days none of the Reporting Persons has effected any transactions in the Common Stock.

(d)	None.

(e)	On December 21, 2023, Onex Expo SARL, ceased to be the beneficial owner of more than five percent of the Common Stock. On November 30, 2020, each of Onex American Holdings Subco LLC, OAH Wind LLC, Expo EI LLC, Expo EI II LLC, and Expo EI III LLC ceased to be the beneficial owner of more than five percent of the Common Stock. On August 26, 2019, Onex Advisor Subco LLC ceased to be the beneficial owner of more than five percent of the Common Stock.

Item 7.	Materials to be Filed as Exhibits

Item 7 of the Schedule 13D is hereby amended as follows:

Exhibit Number	Description
1	Joint Filing Agreement.

CUSIP No. 29103W104	13D	Page 30 of 32 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 2, 2024

ONEX CORPORATION

By:	/s/ David Copeland
Name:	David Copeland
Title:	Managing Director – Tax

By:	/s/ Chris Govan
Gerald W. Schwartz, by Chris Govan, attorney-in-fact pursuant to a power of attorney incorporated herein by reference from the Schedule 13G/A with respect to Fly Leasing Limited filed by Mr. Schwartz and other reporting persons on April 3, 2017

ONEX PARTNERS GP INC.

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Vice President

ONEX PARTNERS III GP LP

By: Onex Partners GP Inc., its General Partner

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Vice President

ONEX PARTNERS III LP

By: Onex Partners III GP LP, its General Partner
By: Onex Partners GP Inc., its General Partner

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Vice President

CUSIP No. 29103W104	13D	Page 31 of 32 Pages

ONEX PARTNERS III PV LP

By: Onex Partners III GP LP, its General Partner
By: Onex Partners GP Inc., its General Partner

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Vice President

ONEX PARTNERS III SELECT LP

By: Onex Partners III GP LP, its General Partner
By: Onex Partners GP Inc., its General Partner

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Vice President

ONEX AMERICAN HOLDINGS II LLC

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Director

ONEX AMERICAN HOLDINGS GP LLC

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Director

ONEX US PRINCIPALS LP

By: Onex American Holdings GP LLC, its General Partner

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Director

ONEX PRIVATE EQUITY HOLDINGS LLC

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Director

CUSIP No. 29103W104	13D	Page 32 of 32 Pages

ONEX PARTNERS HOLDINGS LLC

By: Onex Private Equity Holdings LLC

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Director

ONEX OP V HOLDINGS SARL

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Type A Manager

By:	/s/ Sascha Groll
Name:	Sascha Groll
Title:	Type B Manager

1597257 ONTARIO INC.

By:	/s/ Michelle Iskander
Name:	Michelle Iskander
Title:	Secretary

NEW PCO II INVESTMENTS LTD.

By:	/s/ Michelle Iskander
Name:	Michelle Iskander
Title:	Secretary

ONEX ADVISOR SUBCO III LLC

By:	/s/ Joel Greenberg
Name:	Joel Greenberg
Title:	Director

ONEX PARTNERS CANADIAN GP INC.

By:	/s/ David Copeland
Name:	David Copeland
Title:	Vice President

By:	/s/ Derek MacKay
Name:	Derek MacKay
Title:	Vice President

ONEX PARTNERS V GP LIMITED

By:	/s/ Kosty Gilis
Name:	Kosty Gilis
Title:	Authorized Person

OPV GEM AGGREGATOR LP.

By: Onex Partners V GP Limited, its General Partner,

By:	/s/ Kosty Gilis
Name:	Kosty Gilis
Title:	Authorized Person